Exhibit 10.28
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
License Agreement
This License Agreement (this “Agreement”) is made as of August 16, 2010 (“Agreement Date”), by and between Cardica, Inc., a Delaware corporation having its principal place of business at 900 Saginaw Drive, Redwood City, CA 94063 (“Cardica”), and Intuitive Surgical Operations, Inc., a Delaware corporation having its principal place of business at 1266 Kifer Road, Sunnyvale, California 94086 (“Intuitive”). Capitalized terms that are used, but not defined, on this page of this Agreement shall have the meanings set forth in Section 1.
Background
A. Cardica is in the business of, among other things, developing and manufacturing surgical devices;
B. Intuitive is in the business of, among other things, developing, marketing, and selling robotic surgical systems;
C. Intuitive desires to license from Cardica rights related to clip appliers and/or staplers and cutters to be installed on Intuitive’s Robotic Systems;
D. Cardica desires to license such rights to Intuitive, subject to the terms and conditions set forth herein;
E. Contemporaneously with the execution of this Agreement, Cardica and Intuitive are entering into (a) an Equity Purchase Agreement (“Equity Agreement”) pursuant to which Intuitive will purchase three million dollars (US$3,000,000) of equity in Cardica and (b) a Registration Rights Agreement (“Registration Rights Agreement”).
F. Cardica and Intuitive are contemplating entering into a Development Agreement (“Development Agreement”) pursuant to which Cardica and Intuitive will co-develop cutting and stapling devices, and clip applier devices.
In view of the foregoing and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Definitions.
1.1. Certain Definitions. For purposes of this Agreement, in addition to the terms that are defined on first use in this Agreement, the following terms shall have the following meanings:
(a) “Affiliate” shall mean a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control”, “controlled by”, and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of more than 50 percent of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of more than 50 percent of the equity interests with the power to direct the management and policies of such non-corporate entity.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(b) “Multi-fire Clip Applier” [*]
(c) “Commercialize” (or any form thereof, e.g., “Commercialization”) shall mean to sell, offer for sale, import, export, distribute, promote, and market, together with other activities typically associated with commercialization of a medical product.
(d) “Commercially Reasonable Efforts” means timely application of efforts and resources, consistent with the exercise of prudent business judgment by a company with similar financial resources which intends to exploit a medical product of similar market potential with a view to making a profit, taking into account such matters as product efficacy and safety, size of market, anticipated labeling, competitiveness of alternative products, strength of patent or trade secret protection, likelihood of obtaining Regulatory Approval, and commercially appropriate prioritization with respect to other company projects and products.
(e) “Confidential Information” shall mean all ideas and information of any kind that are held in confidence by one Person and transferred, disclosed, or made available by such Person to a receiving Person and are identified at the time of disclosure as being proprietary or confidential, or would reasonably be regarded as proprietary or confidential by a reasonable Person in like circumstances. The obligations in this Agreement with respect to Confidential Information shall not apply to any portion of the Confidential Information that the receiving Person can demonstrate by legally sufficient evidence (i) now or hereafter, through no act or failure to act on the part of the receiving Person, is or becomes public; (ii) is known to the receiving Person or one of its Affiliates at the time such person receives such Confidential Information from the disclosing Person; (iii) is hereafter furnished to the receiving Person by an unrelated third Person without violating any agreement with the disclosing Person; or (iv) is independently developed by the receiving Person or one of its Affiliates without use of any Confidential Information received from the other Person.
(f) “Control” or “Controlled” shall mean the ability of a Person to grant a license or sublicense under Intellectual Property, other than as a result of this Agreement and without violating the terms of any agreement or other arrangement with any third party.
(g) “Field of Use” shall mean the use of Robotics to perform a diagnostic or therapeutic medical procedure.
(h) “Governmental Authority” shall mean any nation, territory, or government (or union thereof), foreign, domestic, or multinational, any state, local, or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of government, including all taxing authorities and all European notified bodies, including notified bodies within the sense of Article 16 of the European Union Medical Device Directive 93/42/EEC, and all other entities exercising regulatory authority over medical products or devices.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(i) The phrase “has application in the Field of Use” or “have application in the Field of Use” shall mean that a reasonable person, skilled in the Field of Use and the technology related to the relevant Licensed IP, could reasonably conclude that the technology, enhancement, or other item in question might well have commercial value if utilized (with or without further enhancement or development) in the Field of Use.
(j) “Improvement Period” shall mean the period of time beginning on the Agreement Date and expiring on the [*] of the Agreement Date.
(k) “Improvement Period Patent Rights” [*]
(l) “Intellectual Property” or “IP” shall mean: (i) Patent Rights; (ii) trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing, and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification, or renewal of any such registration or application; (iii) research and development data, formulae, ideas, know-how, research, analysis, experiments, proprietary processes and procedures, algorithms, models and methodologies, technical information, technologies, techniques, innovations, creations, concepts, designs, industrial designs, procedures, trade secrets and confidential information, and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works of authorship of any type (including patterns, drawings, data, the content contained on any web site), whether copyrightable or not, in any such jurisdiction, and any copyrights and moral rights therein (“Copyrights”); (v) computer software (whether in source code or object code form), databases, compilations, and data; and (vi) registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and (vii) any similar intellectual property or proprietary rights.
(m) “Know-How” shall mean all data and information owned by, used by, held for use by or on behalf of, licensed to, or otherwise Controlled by Cardica or a Cardica Affiliate and maintained in confidence by Cardica or a Cardica Affiliate, including all processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, specifications, inventions, computer programs, and any other scientific or technical data or information conceived, memorialized, developed, and/or reduced to practice, in each case whether or not patentable in any jurisdiction. Until such time as any particular patent has been published in accordance with the terms of a patent application or such patent application has been published, the term “Know-How” shall be deemed to include all inventions disclosed in such patent application.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(n) “Licensed IP” shall mean the following, but only to the extent having application in the Field of Use:
(i) (A) All Patent Rights owned and/or Controlled by Cardica or any Cardica Affiliate on the Agreement Date and (B) Improvement Period Patent Rights owned and/or Controlled by Cardica or any Cardica Affiliate;
(ii) All Cardica Know-How that is owned and/or Controlled by Cardica on the Agreement Date and/or during the Improvement Period; and
(iii) All Intellectual Property as defined in Subsections (iii)—(vii) of Section 1.1(l) that is owned and/or Controlled by Cardica on the Agreement Date and/or during the Improvement Period.
The Licensed IP shall include, but not be limited to, the Patent Rights set forth on Exhibit 1.1(n) attached hereto. The Patent Rights in Section 1.1(n)(i) are referred to herein as the “Licensed Patent Rights.” In the event that Cardica is acquired by a third party or otherwise undergoes a Change of Control involving a third party (such third party or its successor in such Change of Control hereinafter referred to as a “Buyer”), then the Intellectual Property of such Buyer held, owned, controlled or developed by such Buyer or its Affiliates (whether prior to or after such acquisition) shall be excluded from the Licensed IP unless such Intellectual Property was owned and/or Controlled by Cardica prior to such acquisition or Change of Control.
(o) “Lien” shall mean all liens, pledges, charges, mortgages, encumbrances, restrictions, licenses, adverse rights or claims, and security interests of any kind or nature whatsoever.
(p) “Litigation Matter” shall mean any claim, investigation, arbitration, grievance, litigation, action, suit, or proceeding, administrative or judicial, to which a Party is (or, to such Party’s knowledge, is threatened in writing to be made) a party, or relating to the Licensed IP, the Reload, clips, staples, Cardica’s cutting and stapling instruments, Cardica’s clip appliers, or this Agreement (whether such Party is a plaintiff, defendant, or otherwise), at law or in equity or otherwise, or before any Governmental Authority.
(q) “Party” shall mean each of Intuitive and Cardica (including their respective Affiliates), who together are sometimes referred to as the “Parties”. As used in this Agreement, references to “third parties” do not include either Party or the Affiliates of either Party.
(r) “Patent Costs” shall mean the costs and expenses paid to outside legal counsel, Governmental Authorities, and other third parties incurred in connection with preparing, filing, prosecuting, obtaining, and maintaining Licensed IP, or taking any Patent Prosecution Action, including costs and expenses of patent interference, re-examination, reissue, protest, opposition, nullification, and similar proceedings (and any appeal thereof in any court or administrative agency).

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(s) “Patent Prosecution Action” shall mean any and all actions that may be taken in connection with preparing, filing, prosecuting, obtaining, and maintaining throughout the world patent protection for Licensed IP, including patent applications and other related material submissions and correspondence with any patent authorities, and including with regard to any patent interference, re-examination, reissue, protest, opposition, nullification, and similar proceedings (and any appeal thereof in any court or administrative agency).
(t) “Patent Rights” means (i) any and all written, oral, and visual ideas, concepts, and inventions, whether or not any such idea, concept, or invention has been filed as a patent application or submitted by the inventor(s) to any attorney or other person for evaluation as to patentability, (ii) any patents, patent applications, any patents issuing therefrom worldwide, and all provisional rights with respect to patent applications, (iii) any improvements, substitutions, divisionals, patents of addition, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under applicable patent law or regulation or other law or regulation), and certificates of invention of any patents or patent applications, and (iv) all rights to exploit any of the foregoing.
(u) The term “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.
(v) “Cardica Know-How” shall mean any Know-How owned or Controlled by Cardica or any Cardica Affiliate that has application in the Field of Use.
(w) “Change of Control” shall mean, with respect to either Party, the sale or announcement of signing of definitive agreements pursuant to a sale of all or substantially all of assets or issued and outstanding capital stock of such Party, or merger or consolidation involving such Party in which stockholders of such Party immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation. If a signed definitive agreement does not close, then no Change of Control is deemed to have occurred.
(x) “Regulatory Approval” shall mean any and all approvals (including any necessary governmental price or reimbursement approvals), licenses, registrations, or authorizations of the applicable Governmental Authority necessary for the use, storage, import, promotion, marketing, and Commercialization of the clip appliers, stapling and cutting instruments, Reloads, staples, or clips that fall within the scope of the license granted under Section 2.1(a).
(y) “Reload” shall mean a cartridge with staples and with or without a cutting device.
(z) “Robotics” shall mean a [*]
(aa) “Stapler” [*]

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(bb) “Sublicensee” shall mean any person to whom (i) Intuitive sublicenses its rights under this Agreement in the manner provided in Section 2.3 or (ii) grants a covenant not to sue with respect to its rights under the Licensed IP in the Field of Use, but the term “Sublicensee” shall not include any person who manufactures a Reload for Intuitive or an Affiliate of Intuitive but does not sell such Reloads other than to Intuitive or an Affiliate of Intuitive.
(cc) “Technology” shall mean any idea, data, writing, invention, discovery, improvement, trade secret, development, know-how, method, technique, formula, process, or other technology, whether or not patentable, copyrightable, or protectable as a trade secret, confidential information, or know-how, or any other form of intellectual property.
(dd) “Vascular Anastomosis” shall mean of or related to a surgical process of joining two blood vessels together.
(ee) “Net Sale(s)” shall mean the sale revenues by Intuitive or its Affiliates or Sublicensees, less the following (in each case to the extent related to products generating such revenues): (i) discounts or rebates actually allowed or granted from the billed amount, (ii) credits or allowances actually allowed or granted for returns, (iii) transportation costs actually paid by the selling Person, and (iv) sales taxes or the like that are included in the billed amount and actually paid by the selling Person.
2. Licenses and Technology Transfer.
2.1. License Grants to Intuitive.
(a) Cardica hereby grants to Intuitive a worldwide, perpetual, irrevocable, exclusive license under the Licensed IP to practice such Licensed IP in the Field of Use, such exclusive license including but not limited to the right to make, have made, use, offer for sale, sell, market, import, export, distribute, Commercialize, in any manner whatsoever, and enforce (even against Cardica and its Affiliates) the Licensed IP in the Field of Use, as set forth in Section 5 of this Agreement. The license from Cardica to Intuitive does not extend to Vascular Anastomosis products. To be clear, in the event a patent claim under the Licensed IP covers a Vascular Anastomosis application and another application within the Field of Use, the license from Cardica to Intuitive shall exclude the Vascular Anastomosis application but shall include the other application within the Field of Use. For avoidance of doubt, the license in this Section 2 becomes irrevocable on the Agreement Date.
(b) The license granted under Section 2.1(a) shall not be sublicensable by Intuitive except as set forth in Section 2.3.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(c) Cardica agrees that it will not, and will ensure that its Affiliates do not, during the License Term assign, transfer, convey, or otherwise dispose of any Licensed IP that has application in the Field of Use (an “IP Transfer”) unless such IP Transfer shall have been made subject to the license grant and exclusivity requirements set forth in this Section 2.1 and to the other express terms of this Agreement, including, in particular, Section 12.10. However, nothing in this section prohibits Cardica from granting a security interest in the Licensed IP to a creditor, if such a security interest is required by the creditor for Cardica to obtain financing, provided that the creditor recognizes the validity of the preexisting licenses and sublicenses granted to Intuitive under Section 2 and agrees in writing to take the security interest subject to these preexisting licenses, sublicenses, and the terms of this Agreement.
(d) Cardica agrees that it shall not, and will ensure that its Affiliates do not, utilize or practice, or grant any rights to any third party with respect to, the Licensed IP in the Field of Use that are in any way inconsistent with the rights granted to Intuitive under this Agreement.
(e) Intuitive will, where reasonably practical, mark all applicable medical devices, or packaging thereof, with a notice of the applicable Licensed Patent Rights.
(f) For any Licensed IP Controlled by Cardica or its Affiliates that is sublicensed to Intuitive under Section 2.1(a), Intuitive agrees to pay, if applicable and necessary for Intuitive to benefit from such sublicensed Patent Rights, on a pass-through basis, royalty or other monetary obligation for royalty obligation in the original license grant to Cardica of such sublicensed Patent Rights. For avoidance of doubt, the pass-through obligation under this Section 2.1(f) shall be deducted from any Royalty Payment due Cardica under Section 4.
(g) Cardica shall disclose to Intuitive a listing of all worldwide patent applications and patents included in the Licensed IP on the Agreement Date. For any such patent applications or patents licensed by Cardica or its Affiliates, Cardica shall disclose to Intuitive the associated license grant so that Intuitive may determine the extent of Control of such patent applications or patents by Cardica or its Affiliates. This listing of patent applications and patents, and associated license terms if applicable, shall include at least those referred to in Cardica’s most recent Form 10-K filing with the United States Securities and Exchange Commission, to the extent falling within the definition of Licensed IP.
2.2. Non-Exclusive License to Use Technical Information.
(a) Cardica shall provide Intuitive with any and all information in the possession of Cardica and its Affiliates, without limitation as to kind, that may be reasonably required by Intuitive or a Intuitive Affiliate to support regulatory submissions as to products covered by the Licensed IP in the Field of Use (the “Products”), or for any purposes related to the Commercialization of the Products (but subject to any third party confidentiality obligations); and hereby grants to Intuitive and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, transferable and royalty-free license to use such information, including the information described in Section 2.2 (b), to support regulatory submissions as to the Products, and/or for any purposes related to the development, manufacture, and Commercialization of the Products. The license granted under this Section 2.2 shall not be sublicensable by Intuitive except as set forth in Section 2.3.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(b) Cardica shall provide to Intuitive, via electronic delivery to an Intuitive supplied, secure ftp site, on a bi-weekly basis or upon a Change of Control, the following information for archiving by Intuitive ; and hereby grants to Intuitive and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, transferable and royalty-free license to use such information to support regulatory submissions as to the Products, or for any purposes related to the Commercialization of the Products:
(i) Technical Review records, including agendas, minutes and presentations
(ii) CAD files and drawings for the Products (including packaging, labeling, assemblies, test fixtures and assembly fixtures)
(iii) Design input/output (customer requirements documents, product requirements and specifications, supporting documents, marketing studies)
(iv) Risk analysis (FMEAs, hazard analysis, quality requirements)
(v) Tooling strategy documents (component and assembly tooling quotes, supplier contact information)
(vi) Design Validation & Verification documents (engineering test protocols/reports/summaries)
(vii) Clinical testing records (including protocols, reports, pictures, summaries)
(viii) Regulatory documents (510k/technical files of predicate, associated documents of new design).
2.3. Sublicenses. Intuitive shall have the right to sublicense, in whole or in part, the rights granted herein to the Licensed IP, within the Field of Use without Cardica’s prior consent, subject to the following:
(a) Sublicense Agreement. Intuitive shall execute a written sublicense with each Sublicensee which shall be subject to Intuitive’s rights and obligations under the terms of this Agreement. Intuitive shall report the granting of all such sublicenses to Cardica within thirty (30) days of the granting of the same, and along with such notification shall provide a copy of the sublicense agreement. Intuitive shall cause any such sublicense agreement contains terms that are at least as protective of the Licensed IP and Confidential Information as the terms set forth in this Agreement, and that also include no provisions that would be in violation of the license grant set forth in this Agreement. Intuitive shall be obligated to use Commercially Reasonable Efforts in monitoring the performance of its Sublicensees and shall indemnify Cardica for any material violation by a Sublicensee of its obligations related to the Licensed IP under a sublicense agreement. For avoidance of doubt, Intuitive does not have any obligation to report any sublicense to any wholly owned subsidiary or Affiliates.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(b) Performance of Other Obligations by Sublicensees. Intuitive shall, and by this Agreement hereby does, agree to cause any Sublicensee to assume and agree to perform all of the covenants and obligations of Intuitive to Cardica contained in this Agreement as fully and to the same extent as if such person were Intuitive under this Agreement but with such modifications as may be appropriate to reflect the extent, if any, to which the sublicense is narrower in scope than the license grant contained this Agreement.
(c) Distributors. Intuitive may exercise its rights and obligations under this Agreement through its distributors and sub-distributors through multiple tiers. Such exercise shall not constitute a sublicense.
3. License Payments.
3.1. Irrevocable License Fee. Intuitive shall pay to Cardica an initial, one-time, license fee of Nine Million Dollars (US$9,000,000) (“Irrevocable License Fee”) not later than five (5) business days after the execution of this Agreement by both Parties. The payment of the Irrevocable License Fee shall be a condition precedent to the effectiveness of this Agreement. If the Irrevocable License Fee is not paid within five (5) business days after execution of this Agreement, this Agreement shall lapse and be deemed null, void, and of no effect.
3.2. [*]
3.3. Payment Terms. Intuitive shall notify Cardica in writing on the occurrence of the [*]. All payments due from Intuitive to Cardica shall be made by wire transfer of immediately available funds to an account designed by Cardica. All payments shall be made in U.S. dollars. If Intuitive is required by law to withhold any tax to the tax or revenue authorities in any country regarding any payments or royalties, such amount shall be deducted from the amounts to be paid by Intuitive, and Intuitive shall notify Cardica and promptly furnish Cardica with copies of any tax certificate or other documentation evidencing such withholding.
4. Royalty Payments.
4.1. [*] Reload. Upon first commercial sale by Intuitive or an Affiliate or Sublicensee of a [*] Stapler, and for a period not to exceed [*] years from such first commercial sale, Intuitive or an Affiliate shall pay Cardica a [*] royalty (“[*] Royalty”) on Intuitive or Intuitive Affiliate or Sublicensee Reload Net Sales in any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features associated with such [*] Reload and/or corresponding anvil, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such [*] Reload.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
4.2. [*] Stapler and Reload. Upon first commercial sale by Intuitive or an Affiliate or Sublicensee of an [*] Stapler, and for a period not to exceed [*] years from such first commercial sale, Intuitive or an Affiliate shall pay Cardica a [*] royalty (“[*] Royalty”) on:
(a) Intuitive or Intuitive Affiliate or Sublicensee [*] Stapler Net Sales in any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features of such [*] Stapler apart from an associated [*] Reload and/or corresponding anvil, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such [*] Stapler; and
(b) Intuitive or Intuitive Affiliate or Sublicensee [*] Reload Net Sales in any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features associated with such [*] Reload and/or corresponding anvil, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such [*] Reload and/or corresponding anvil.
4.3. [*] Stapler and Reload. Upon first commercial sale by Intuitive or an Affiliate or Sublicensee of a [*] Stapler, and for a period not to exceed [*] years from such first commercial sale, Intuitive or an Affiliate shall pay Cardica a [*] royalty (“[*] Royalty”) on:
(a) Intuitive or Intuitive Affiliate or Sublicensee [*] Stapler Net Sales in any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features of such [*] Stapler apart from an associated [*] Reload and/or corresponding anvil, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such [*] Stapler; and
(b) Intuitive or Intuitive Affiliate or Sublicensee [*] Reload Net Sales any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features associated with such [*] Reload and/or corresponding anvil, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such [*] Reload and/or corresponding anvil.
4.4. Multi-fire Clip Applier. Upon first commercial sale by Intuitive or an Affiliate or Sublicensee of a Multi-fire Clip Applier, and for a period not to exceed [*] years from such first commercial sale, Intuitive shall pay Cardica a [*] royalty (“Multi-fire Clip Applier Royalty”) on:
(a) Intuitive or Intuitive Affiliate or Sublicensee Multi-fire Clip Applier Net Sales in any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features of such Multi-fire Clip Applier apart from an associated clip, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such Multi-fire Clip Applier; and

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(b) Intuitive or Intuitive Affiliate or Sublicensee Multi-Fire Clip Applier clip Net Sales in any jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features associated with such clips, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such clips.
4.5 Other Products. Either Party may develop one or more products other than those set forth in paragraphs 4.1—4.4 above (“Other Products”), including without limitation staplers or Reloads in other sizes. Upon first commercial sale by Intuitive or an Affiliate or Sublicensee of any such Other Products, regardless of which Party develops such Other Products, and for a period not to exceed [*] years from such first commercial sale, Intuitive or an Affiliate shall pay Cardica a [*] royalty (“Other Products Royalty”) on Intuitive or Intuitive Affiliate or Sublicensee Other Products Net Sales in any jurisdication in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that would be infringed absent a license by the use, sale, importation, or manufacture of any Other Products.
4.6 Royalty Payments and Reports. At the end of each calendar quarter, Intuitive shall calculate royalty amounts payable to Cardica pursuant to this Section 4 with respect to Net Sales generated in such calendar quarter, which amounts shall be converted to United States dollars at such time in accordance with Intuitive’s standard practice for currency conversion, applied consistently across its organization and product lines. Intuitive or an Intuitive Affiliate shall pay such amount in United States dollars within forty-five (45) days after the end of such calendar quarter. Each payment of royalties due to Cardica shall be accompanied by a statement of the amount of gross sales of the royalty-bearing products during the applicable calendar quarter, an itemized calculation of Net Sales showing deductions provided for in the definition of Net Sales during such calendar quarter, and a calculation of the amount of royalty payment due on such Net Sales for such calendar quarter.
4.7 Records; Audits. Intuitive shall maintain complete and accurate records in sufficient detail to permit Cardica to confirm Intuitive’s Net Sales levels in order to assess whether the [*] has been triggered and to verify the accuracy of any royalty payments or royalty reports provided under this Agreement (the “Audit Purpose”). For a period of three (3) years from the creation of individual records, such records shall be available during regular business hours, upon reasonable prior notice and not more often than once each calendar year, for examination by an independent accounting firm selected by Cardica and reasonably acceptable to Intuitive, for the sole purpose of the Audit Purpose. The accounting firm shall disclose to Cardica only such information as is necessary for the Audit Purpose. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest from the original due date. Any amounts shown to have been overpaid shall be credited against the subsequent royalty payment. Cardica shall bear the full cost of any such audit.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
5. Enforcement of Licensed IP.
5.1. Rights to Enforce.
(a) With respect to the enforcement and defense of the Licensed IP, Cardica and Intuitive shall inform each other promptly in writing of any knowledge of any alleged infringement, misuse, or misappropriation by any person of the Licensed IP that has application in the Field of Use (such infringement, misuse, or misappropriation, the “Infringement”) and shall provide a summary of any evidence indicating such Infringement. Cardica and Intuitive shall meet to discuss and agree upon a strategy to resolve the alleged Infringement.
(b) Intuitive shall have the sole right but not the obligation to prosecute or seek to end at its own expense any Infringement of the Licensed IP, to the extent that such Infringement occurs in the Field of Use.
(c) The Party exercising its sole right of enforcement with respect to a particular Infringement is defined as “Primary Enforcement Party”.
5.2. Enforcement by Primary Enforcement Party.
(a) When the Primary Enforcement Party takes action to prosecute any Infringement, it shall:
(i) be responsible for all costs of prosecuting such Infringement, except as provided in Section 5.2(d);
(ii) provide the other Party with copies of all pleadings and other documents proposed to be initially filed or served by the Primary Enforcement Party in sufficient time to allow for review and comment by the other Party.
(iii) as reasonably requested by the other Party, regularly provide the other Party with copies of all pleadings and other documents proposed to be filed or served by the Primary Enforcement Party and other material submissions and correspondence in any way related to such prosecution of such Infringement, as applicable, in sufficient time to allow for review and comment by the other Party; and
(iv) provide the other Party and its counsel with a reasonable opportunity to consult with the Primary Enforcement Party and its counsel regarding the filing, service of process, and contents of any documents proposed to be filed or served by the Primary Enforcement Party and other material submissions and correspondence in any way related to such prosecution of such Infringement or in connection therewith, and the Primary Enforcement Party shall give consideration to the reasonable requests of the other Party regarding the same.
(b) To the extent that the other Party is deemed an indispensable party in the Primary Enforcement Party’s litigation involving the Licensed IP, the other Party agrees to join the Primary Enforcement Party in such action. The Primary Enforcement Party shall reimburse all of the other Party’s reasonable expenses, including attorney fees, and pay a reasonable hourly consulting fee for use of the other Party’s personnel, in connection with litigation involving the Licensed IP that the other Party is required to join as an indispensable party.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(c) The other Party agrees to cooperate with the Primary Enforcement Party in any lawsuit that the Primary Enforcement Party brings against a third party to enforce the Primary Enforcement Party’s rights in the Licensed IP and to join the Primary Enforcement Party as a party to such lawsuit if (i) requested by the Primary Enforcement Party and (ii) if the Primary Enforcement Party agrees to (A) reimburse all of the other Party’s reasonable litigation expenses, including attorney fees, in such lawsuit, and (B) pay a reasonable hourly consulting fee for use of the other Party’s personnel in connection with such lawsuit.
(d) To the extent permissible under the Federal Rules of Civil Procedure, each Party shall have the right, with counsel of its own choosing and at its own expense, to join in any of the other Party’s litigation involving the Licensed IP.
5.3. Enforcement Action by Third Party.
(a) If any Party receives notice by counterclaim, declaratory judgment action or otherwise, alleging the invalidity, unenforceability, non-infringement, misuse, or misappropriation with respect to any Licensed IP, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim. Where such allegation is made in an patent opposition, patent reexamination, patent interference or other patent office proceeding or in otherwise connection with any Patent Prosecution Action, the provisions of Section 6 shall apply. Where such allegation is made in a counterclaim to, or otherwise in connection with, a suit or other action brought under Section 5.2, the provisions of Section 5.2 shall apply. In all other cases, (i) for Licensed Patent Rights, the Party who prosecuted such Licensed Patent Right pursuant to Section 6 shall have the first right to defend such action at its own expense and (ii) for any other Licensed IP, Cardica shall have the first right to defend such action at its own expense; provided, however, that in either case ((i) or (ii), if a Party pursuant to Section 5.2 elects to bring an Infringement counterclaim, the provisions of Section 5.2 shall thereafter apply. If the Party with the first right to defend any Licensed IP elects not to defend such action, it shall so notify the other Party in writing, and the other Party shall have the right to defend such action, at the other Party’s expense.
(b) The provisions of this Section 5.3 shall be in addition to, and not in lieu of, the Parties’ indemnification obligations contained in Section 9, and in the event of any conflict between the provisions of this Section 5.3 and the indemnification obligations contained in Section 9, the indemnification obligations contained in Section 9 shall be controlling.
(c) All actions taken by a Party to defend any Licensed IP pursuant to this Section 5.3 shall be subject to the following conditions:
(i) such defending Party shall be responsible for all costs of prosecuting and defending against such action;
(ii) as reasonably requested by the non-defending Party, the defending Party shall regularly provide the non-defending Party with copies of all pleadings and other documents proposed to be filed or served by the defending Party and other material submissions and correspondence in any way related to such defense, as applicable, in sufficient time to allow review and comment by the non-defending Party; and

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(iii) the defending Party shall provide the non-defending Party and its counsel with a reasonable opportunity to consult with the defending Party and its counsel, at the non-defending Party’s own expense, regarding the filing, service of process, and contents of any documents proposed to be filed or served by the defending Party and other material submissions and correspondence in any way related to such defense or in connection therewith, and the defending Party shall give consideration to the non-defending Party’s reasonable requests regarding the same.
5.4. Amounts Recovered. Any amounts recovered by either Party for past Infringement that occurs in the Field of Use in connection with a suit pursuant to this Section 5, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable out-of-pocket costs and expenses in making such recovery (which amounts shall be allocated first to the party acting as Primary Enforcement Party if such amounts are insufficient to cover such costs and expenses in full). Any remainder that relates to an Infringement of Licensed IP occurring in the Field of Use shall belong in full to Intuitive and/or an Affiliate of Intuitive (as applicable), and any remainder that relates to an Infringement occurring outside the Field of Use of IP that is owned or Controlled by Cardica or a Cardica Affiliate and that is not licensed to Intuitive shall belong to Cardica.
5.5. Limitation on Settlements. The Parties agree that the primary goal in litigating validity and enforceability issues associated with the Licensed IP shall be the preservation of maximum claim breadth and enforcement rights, and the Parties shall cooperate with each other in good faith to achieve this mutual goal. Except with the prior written consent of the other Party, neither Party shall consent to entry of any judgment or enter into any settlement with respect to any infringement or other action identified in this Section 5 that (i) would result in monetary, injunctive, or other relief being imposed against the other Party, (ii) would constitute or require any admission of liability or wrongdoing on the part of the other Party that does not provide a full release of liability for the other Party, or (iii) would otherwise materially diminish the claim scope of the applicable Licensed IP or affect its validity or enforceability.
6. Prosecution of Patent Rights.
6.1. Prosecution and Maintenance of Patent Rights. For countries or regions that grant Patent Rights (“Designated Jurisdictions”), Cardica shall use Commercially Reasonable Efforts to prepare, file, prosecute, obtain, and maintain:
(a) all Licensed Patent Rights existing as of the Agreement Date; and
(b) all Licensed Patent Rights that come into existence after the Agreement Date in any Designated Jurisdiction selected at Cardica’s discretion.
(c) With reference to Sections 6.1(a) and (b), Cardica shall otherwise take all Patent Prosecution Actions as it shall deem to be commercially reasonable, in its discretion, in order to protect and enhance the value of such Licensed Patent Rights, and shall pay all Patent Costs incurred by Cardica in connection with the foregoing activities.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
6.2. Cooperation with Respect to Licensed Patent Rights. Cardica shall regularly provide Intuitive with copies of all patent applications that, upon filing, would be included in the definition of Licensed Patent Rights in the Field of Use that are proposed to be filed by Cardica or any Affiliate, and Cardica shall also provide Intuitive with copies of all other related material submissions and correspondence with any patent authorities dealing with actual or potential Licensed Patent Rights in the Field of Use, in sufficient time to allow for review and comment by Intuitive. In addition, Cardica shall provide Intuitive and its counsel with an opportunity to consult with Cardica and its counsel regarding Patent Prosecution Actions relating to the Licensed Patent Rights and any decisions by Cardica not to take any Patent Prosecution Actions, and Cardica shall take into consideration the reasonable requests of Intuitive regarding the same. Cardica shall cooperate fully with Intuitive, at Intuitive’s reasonable request and Intuitive’s sole expense for its own actions, in connection with the preparation, filing, prosecution, obtaining and maintenance of, all Patent Prosecution Actions concerning the applicable Licensed Patent Rights by Intuitive under this Section 6.2 (and in any other proceedings before a patent official or office with respect thereto).
6.3. Election Not to Prosecute; Licensed Patent Rights; Right to Step In. If Cardica elects not to:
(a) take any Patent Prosecution Action for any applicable Licensed Patent Rights necessary to establish (e.g., prepare and file a patent application) or maintain such Licensed Patent Rights in a particular Designated Jurisdiction;
(b) take any other action to prevent the forfeiture of commercially valuable rights with respect to any applicable Licensed Patent Rights in a Designated Jurisdiction that is reasonably necessary to establish or preserve such commercially valuable rights in such Designated Jurisdiction; or
(c) pay the Patent Costs associated with any such Patent Prosecution Action or such other action in any particular Designated Jurisdiction (in each case relating to Licensed Patent Rights),
(each of the foregoing a “Requested Prosecution Action”), then in each such case Cardica shall so notify (“Non-Prosecution Notice”) Intuitive promptly in writing that it has made such an election. Cardica shall provide such Non-Prosecution Notice to Intuitive on or before a date that it reasonably believes would provide Intuitive with sufficient time to enable Intuitive to meet any deadlines known to Cardica by which the Requested Prosecution Action must be taken to establish or preserve commercially valuable rights in the Designated Jurisdiction to which such Requested Prosecution Action relates. On receipt of any Non-Prosecution Notice, Intuitive shall have the right but not the obligation to take the Requested Prosecution Action at its own expense, and to take over Prosecution of the Patent Rights that were subject to the Non-Prosecution Notice, and Cardica shall cooperate fully with Intuitive with respect to any such action. Intuitive shall be deemed to have received a Non-Prosecution Notice with respect to any Requested Prosecution Action if Cardica shall not have taken the Requested Prosecution Action within ten (10) days of a written request by Intuitive that Cardica take such action.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
7. Confidentiality.
7.1. Limited Disclosure and Use. Each of Intuitive and Cardica shall hold in confidence any Confidential Information (including trade secrets) disclosed by the other or otherwise obtained by such Party from the other Party as a result of this Agreement, and each of Intuitive and Cardica shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Intuitive shall have the right to provide Confidential Information to its Affiliates and Sublicensees, subject to the confidentiality obligations imposed by this Section 7.1. Without the prior written consent of the disclosing Party, a receiving Party shall not use, disclose, or distribute any Confidential Information, in whole or in part, except as required to perform such Party’s obligations under this Agreement or in exercise or furtherance of its rights under this Agreement. Access to the disclosing Party’s Confidential Information shall be restricted to the receiving Party’s employees, agents, and consultants, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the use and confidentiality restrictions of such Confidential Information. The obligations set forth in this Section 7.1 shall survive any termination or expiration of this Agreement in perpetuity (with respect to trade secrets and confidential financial information) and for a period of five (5) years (with respect to all other Confidential Information).
7.2. Exceptions. Each receiving Party may disclose Confidential Information, without prior approval from the other Party, to the extent such disclosure is reasonably necessary to protect intellectual property rights to which such Party has a right or license under this Agreement, to prosecute or defend litigation, to comply with applicable law or regulations (e.g., Unites States Securities and Exchange Commission filings), to obtain necessary or desirable Regulatory Approvals or concurrences, or to respond to a valid order of a Governmental Authority, provided that, other than with respect to disclosure for protecting intellectual property rights in connection with a Patent Prosecution Action in which such disclosure is required by applicable law, the receiving Party shall (a) use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, (b) use reasonable efforts to protect the financial terms of this Agreement, and (c) unless precluded by applicable law from doing so, give advance written notice to the disclosing Party sufficiently in advance of the proposed disclosure so as to permit the disclosing Party to have the opportunity to object to such disclosure or otherwise protect its Confidential Information.
7.3. Use of Name; Disclosure of Terms of the Agreement. Except as required by applicable law or regulation, neither Party shall use the name of the other Party or any Affiliate of the other Party in any advertising without the prior written approval of the other Party. Except as may be required by applicable law or regulation, neither Party shall disclose any terms or conditions of this Agreement without the prior written consent of the other, provided that (a) either Party may disclose such terms and conditions in order to comply with law or the rules of any stock exchange on which its securities are listed; and (b) either Party may disclose such terms and conditions to existing and potential lenders, material investors, and buyers who have agreed in writing to keep such information confidential in accordance with provisions at least as protective as those contained herein.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
7.4. Termination. Each receiving Party shall, upon termination of this Agreement, immediately discontinue use of the other’s Confidential Information (except to the extent that such receiving Party retains a right or license to use such Confidential Information, or requires such Confidential Information in order to complete the transactions and purposes of this Agreement). Within thirty (30) days after termination of this Agreement, or upon receipt of written request by the disclosing Party, if earlier, all materials containing such Confidential Information shall be returned by the receiving Party or (with the disclosing Party’s prior written consent) destroyed, provided, however, that each Party may retain copies of Confidential Information in which such Party has a proprietary or licensed interest that survives termination, and the receiving Party shall be entitled to retain a file copy of the Confidential Information under the control of its general counsel or its outside counsel for archival purposes and for monitoring its obligations under this Agreement, and in connection with any related obligations under law, Device Regulation, or Regulatory Approvals.
7.5. Permitted Disclosure to Related Persons. Notwithstanding the preceding provisions of this Section 7, this Section 7 allows, without prior approval of the other Party, disclosure of Confidential Information or the terms and conditions of this Agreement: (i) by Intuitive, to any Intuitive Affiliate, or to the respective auditors and business, financial, and legal advisers of Intuitive or any Intuitive Affiliate who need to understand the proposed or existing business relationship between Cardica and Intuitive, and (ii) by Cardica, to any Cardica Affiliate, and to the respective auditors and business, financial, and legal advisers who need to understand the proposed or existing business relationship between Cardica and Intuitive.
8. Representations and Warranties.
8.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a) It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated. It has corporate power to own its properties and to conduct its business as currently owned and conducted.
(b) It has the full legal right and power to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to or filing with, any Governmental Authority or other person. The execution, delivery, and performance by such Party of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action of such Party. This Agreement evidences the legal, valid, and binding obligations of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws relating to or affecting the rights and remedies of creditors generally. This Agreement has been duly executed and delivered by such Party.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(c) The execution, delivery, and performance by it of this Agreement does not and will not violate any applicable law or regulation, breach, create any liability, or loss of a benefit under any agreement to which it is a party or by which it is bound.
(d) The execution, delivery, and performance by it of this Agreement does not require the approval of any Governmental Authority nor the application for or filing of or for any license, permit, approval, waiver, no-action, or similar permission from any Governmental Authority (excluding the Regulatory Approvals expressly described in this Agreement).
8.2. Representations and Warranties of Cardica. Cardica hereby represents and warrants, as at the Agreement Date, as follows:
(a) Title and Transfer. Cardica (i) owns and holds, free and clear of all Liens, all right, title, and interest in the Licensed IP, with the exception of a security interest granted to Century Medical; (ii) has the exclusive right to make, have made, use, sell, offer for sale, market, import, export, distribute, Commercialize, and license the Licensed IP in the Field of Use on a worldwide basis; and (iii) has the exclusive right to bring actions for the infringement of the issued patents included in the Licensed IP in the Field of Use. Pursuant to this Agreement, Cardica will license to Intuitive all of its right, title, and interest in and to all Licensed IP in the Field of Use to the extent set forth in Section 2.1 of this Agreement, free and clear of all Liens. Cardica has not granted (and is not obligated to grant) to any other person any license, option, or other rights with respect to the Licensed IP in the Field of Use.
(b) Confidentiality. Cardica has taken reasonable efforts to protect the confidentiality of any Know-How or confidential or proprietary information included in the Licensed IP.
(c) No Contest of Validity or Patentability. There is no pending or, to the knowledge of Cardica, threatened Litigation Matter (and Cardica has received no notice) (i) contesting the patentability, validity, enforceability, ownership, or right to use, assign, license, sublicense, or dispose of any Intellectual Property included in the Licensed IP that has application in the Field of Use, or (ii) asserting that any Licensed IP that has application in the Field of Use (or the design, manufacture, use, importation, marketing, offer for sale, or sale of any Cardica stapling and cutting instruments, clip appliers, Reloads, staples, and/or clips) conflicts or will conflict with the Intellectual Property of any other person.
(d) Misappropriation; Notice of Infringement. Cardica has not misappropriated from any person any Technical Information, nor any of the Technology covered by any Licensed IP that has application in the Field of Use or that relates in any way to clip appliers, stapling and cutting instruments, Reload, staples, and/or clips. Cardica has received no notice of any infringement or alleged infringement by any third party of the Licensed IP that has application in the Field of Use.
(e) No In-Licensed IP. As at the Agreement Date, none of the Licensed IP has been in-licensed from a third party.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
8.3. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. NO PARTY WARRANTS THAT THE OTHER PARTY WILL RECEIVE ANY PARTICULAR AMOUNT, OR ANY, REVENUES OR PROFITS AS A RESULT OF ENTERING INTO THE BUSINESS ARRANGEMENTS DESCRIBED IN THIS AGREEMENT.
9. Indemnification; Limitation of Liability.
9.1. Cardica’s Indemnification Obligations. Cardica hereby agrees to indemnify, defend, and hold harmless Intuitive, each of its Affiliates, and their respective Sublicensees, directors, representatives, officers, employees, agents, attorneys, successors, and assignees (collectively, the “Intuitive Indemnified Parties”), from and against, and in respect of, any liability, injury, damage, loss (including, but not limited to, direct economic loss), or expense (including, but not limited to, reasonable attorney fees and reasonable litigation expenses), as and when incurred by or imposed upon the Intuitive Indemnified Parties in connection with any third party claims, suits, actions, proceedings, demands, or judgments worldwide (“Third Party Claims”) arising out of or resulting from (a) any infringement or alleged infringement of third party Intellectual Property arising from Intuitive’s manufacture, use, or Commercialization of medical devices and accessories for which Intuitive makes Royalty Payments under Section 4, where the infringement or alleged infringement arises from the design and/or approval by Cardica of all or part of such medical devices and accessories; and/or (b) Cardica’s breach of the representations and warranties set forth in Section 8.
9.2. Notice of Claims. Within thirty (30) days after a Person seeking indemnification hereunder (hereinafter the “Indemnified Party”) has received notice of or has acquired knowledge of any Third Party Claim, the Indemnified Party shall, if such claim is indemnifiable by the other Party pursuant hereto (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim and the commencement or threatened commencement of such Third Party Claim. Such notice shall state the nature and basis of such Third Party Claim, and, if ascertainable, the amount thereof. Notwithstanding the foregoing, the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party’s obligation to indemnify and defend the Indemnified Party, except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party’s failure to give or delay in giving such notice. Within ten (10) business days of receipt of any notice issued by the Indemnified Party pursuant to this Section 9.2, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party acknowledges its indemnification and defense obligation with respect to the Third Party Claim which was the subject of the Indemnified Party’s notice or whether it disclaims such obligations. In the event the Indemnifying Party disclaims or fails to timely acknowledge its obligations with respect to any Third Part Claim, the Indemnified Party shall have the right to defend such Third Party Claim, with counsel of its own selection, and compromise such Third Party Claim without prejudice to its right to indemnification hereunder. In the event the Indemnifying Party timely acknowledges its

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
obligations hereunder with respect to any Third Party Claim, the Indemnifying Party shall defend the same with counsel in accordance with this Section. Where the Indemnifying Party shall have acknowledged in writing its obligations hereunder with respect to any Third Party Claim, the Indemnified Party may, at its expense, participate in the defense of such Third Party Claim and no such Third Party Claim shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed. At any time after the Indemnifying Party acknowledges its obligations hereunder with respect to any Third Party Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of such Third Party Claim (provided such payment or compromise has been previously approved in writing by the third party claimant), and, in the event the Indemnifying Party does so, the Indemnified Party shall promptly agree in writing to such settlement, unless such settlement would involve a remedy or remedies, other than the payment of money damages by the Indemnifying Party, to which the Indemnified Party reasonably objects.
9.3. Third Party Beneficiaries. The Intuitive Indemnified Parties are intended to be third party beneficiaries of the rights granted under this Section 9 and to have the right to enforce such rights directly against the Indemnifying Party. There shall be no other third party beneficiaries of this Agreement.
9.4. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR REVENUES, WHETHER OR NOT SUCH DAMAGES WERE WITHIN THE CONTEMPLATION OF THE PARTIES. This paragraph shall not apply to any violation or infringement by a Party or its Affiliates of the Intellectual Property of the other Party or its Affiliates, to any violation of the exclusive license grant provisions of Section 2.1, or to any breach of Section 7.
10. Dispute Resolution and Governing Law
10.1. Disputes. In the event of any dispute or disagreement between the Parties which may arise out of or in relation to this Agreement, the Parties agree to meet within thirty (30) days and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Chief Executive Officers of each Party. If the matter is not resolved within thirty (30) days of the first meeting between the Parties, then except if the dispute or disagreement involves an allegation of fraud or other intentional deception, either Party may proceed to arbitration under Section 10.2 below.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
10.2. Binding Arbitration. Binding arbitration shall be administered by JAMS and conducted under its Comprehensive Arbitration Rules and Procedures. The place of arbitration shall be San Jose, California. The arbitration shall be conducted by three (3) neutral, independent arbitrator with not less than fifteen (15) years of relevant experience in the subject matter of the dispute. The arbitrator shall have no authority to award punitive damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither the Parties nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations. Notwithstanding anything to the contrary herein, either Party may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party.
10.3. Patent Disputes. Notwithstanding anything to the contrary herein, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right shall be submitted to a court of competent jurisdiction in which such Patent Right was granted or arose.
10.4. Governing Law and Jurisdiction. This Agreement and any dispute arising from the performance or breach hereof shall be governed by, construed, and enforced in accordance with the laws of the State of California without regard to conflict of laws provisions.
11. Term and Termination.
11.1. License Term. The “License Term” and the license grants set forth in this Agreement shall take effect at the Agreement Date and shall continue until the expiration of the last to expire of the Licensed Patent Rights, including any extensions thereof.
11.2. Material Breach by Cardica. If Cardica:
(a) materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach by Intuitive, or
(b) is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of Cardica’s assets, and such petition, assignment, or appointment prevents Cardica (as a legal or as a practical matter) from performing its obligations under this Agreement, or such petition, assignment, or appointment is not otherwise dismissed or vacated within ninety (90) days, then, on each such occasion, subject to Section 11.4, Intuitive shall also have the right (i) to seek monetary damages for such material breach and/or equitable relief to prevent such material breach from continuing or occurring again in the future, and/or (ii) to terminate this Agreement for cause.
11.3. Material Breach by Intuitive. If Intuitive:
(a) materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach by Cardica, or

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
(b) is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of Intuitive’s assets, and such petition, assignment, or appointment prevents Intuitive (as a legal or as a practical matter) from performing its obligations under this Agreement, or such petition, assignment, or appointment is not otherwise dismissed or vacated within ninety (90) days, then on each such occasion, subject to Section 11.4, Cardica shall also have the right to (i) seek monetary damages for such material breach and/or equitable relief to prevent such material breach from continuing or occurring again in the future, and/or (ii) terminate this Agreement for cause.
11.4. After Termination.
(a) After termination of this Agreement for any reason: the licenses granted in Section 2 shall continue despite termination, and Sections 5, 6, 7, 8, 9, 11, and 12 shall survive.
(b) If the Agreement is terminated for cause under Section 11.2 (Material Breach by Cardica), Sections 3.2 and 4 shall terminate.
(c) If the Agreement is terminated for cause under Section 11.3 (Material Breach by Intuitive), Sections 3.2 and 4 shall survive.
11.5. Section 365(n). All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that Intuitive (as licensee under Section 2.1) shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Each applicable licensor agrees during the License Term to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Intellectual Property. All rights, powers, and remedies of each licensee provided under this Section 11.5 are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity in the event of any such commencement of a bankruptcy proceeding by or against the applicable licensor.
12. General.
12.1. Waivers and Amendments.
(a) This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties to this Agreement.
(b) No waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party to this Agreement of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies under this Agreement are cumulative and are in addition to, and not exclusive of, any other rights and remedies provided by law.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
12.2. Entire Agreement. This Agreement constitute the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, whether written or oral, between the Parties, or any of the Parties, in connection with such subject matter.
12.3. Severability. If any provision of this Agreement is found invalid or unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible by law and the other provisions of this Agreement shall remain in full force and effect.
12.4. Relationship of the Parties. This Agreement shall not constitute either Party the agent or legal representative of the other Party for any purpose whatsoever, and neither Party shall hold itself out as an agent of the other Party. This Agreement creates no relationship of joint venturers, partners, associates, employment, or principal and agent between the Parties, and both Parties are acting as independent contractors. Neither Cardica nor Intuitive is granted in this Agreement any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of the other. Neither Cardica nor Intuitive shall have any authority to bind the other to any contract, whether of employment or otherwise, and Cardica and Intuitive shall bear all of their respective expenses for their operations, including the compensation of their employees and the maintenance of their offices and service facilities. Cardica and Intuitive shall each be solely responsible for their own employees and salespeople and for their acts and the things done by them.
12.5. No Election of Remedies. Except as otherwise specifically provided in this Agreement, the rights and remedies accorded in this Agreement to Cardica and Intuitive are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.
12.6. Costs and Expenses. Except as expressly stated otherwise in this Agreement, each Party shall bear its own costs and expenses of performance of this Agreement.
12.7. Force Majeure. No Party shall be liable for failure to perform any of its obligations under this Agreement when such failure is due to fire, flood, strikes, labor troubles or other industrial disturbances, legal restriction, riot, insurrection, or any other cause beyond the reasonable ability of the Party affected thereby to control, and without such Party’s fault or negligence (“Force Majeure”), provided that any Party claiming the existence of Force Majeure shall give notice to the other Party not more than seven (7) days after the commencement of the event of Force Majeure, and shall use prompt and diligent efforts to mitigate the effects of Force Majeure. In the event that any event of Force Majeure prevents performance by a Party for sixty (60) days or more, the other Party may terminate this Agreement for cause upon written notice to the non-performing Party.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
12.8. Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication under this Agreement with respect to any alleged breach of this Agreement or the alleged termination of this Agreement shall be deemed duly delivered (a) four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case addressed to the intended recipient as set forth below. Any other form of notice, request, demand, or other communication between the Parties shall be deemed duly delivered one (1) business day after it is sent (i) for next business day delivery via a reputable nationwide overnight courier service, (ii) via electronic facsimile transmission, with confirmation of delivery, or (iii) via electronic mail communications, with electronic verification of delivery requested, in each case addressed to the intended recipient as set forth below:

(a)	if to Cardica, to:

Cardica, Inc. 900 Saginaw Drive Redwood City, CA 94063 Attention: President Facsimile No.: (650) 364-3134 E-mail: hausen@cardica.com

(b)	if to Intuitive, to:

Intuitive Surgical Operations, Inc. 1266 Kifer Road Building 101 Sunnyvale, CA 94086-5304 Attention: General Counsel—Legal Dept. Facsimile No.: (408) 523-1390 E-mail: mark.meltzer@intusurg.com or at such other address for a Party as shall be specified by like notice.
12.9. Counterparts and Facsimile Signatures. This Agreement and all Exhibits, Schedules and Appendices may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement and any Exhibits, Schedules, and Appendices by any of the Parties shall be legal, valid, and binding execution and delivery of such document for all purposes.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
12.10. Benefits and Burdens; Assignments. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties as well as their respective legal representatives, successors, and permitted assigns. This Agreement shall not be assignable or transferable, by operation of law or otherwise, by either Party without the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and with the exceptions that either Party or its permitted assignee(s) may assign this Agreement (i) in whole or in part to an Affiliate of the assigning Party so long as the assigning Party agrees in writing to remain liable for the Affiliate’s performance of its obligations under this Agreement; or (ii) in whole to a third party who acquires all or substantially all of the assets of the assigning Party or of the assets of the business of the assigning Party to which this Agreement relates; or (iii) in whole to any successor to the assigning Party by merger or consolidation; provided in each case the assignee agrees in writing to assume the assigning Party’s obligations under this Agreement. Any attempt to assign or transfer this Agreement or any portion thereof in violation of this Section 12.10 shall be void.
12.11. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.1(a)” would be part of “Section 5.1”, and references to “Section 5.1” would also refer to material contained in the subsection described as “Section 5.1(a)”). The recitals to this Agreement constitute an integral part of this Agreement. Headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Party (e.g., ambiguities, if any, in this Agreement shall not be construed by default against either Party simply because one or the other Party is deemed to have drafted the provision at issue). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. All references to dollars in this Agreement shall be to United States Dollars.
12.12. License Registration and Recordal. Subject to the confidentiality provisions of Section 7, each Party shall have the right, at its sole cost and expense, to register, record, and otherwise document the license granted in Section 2.1 in any country where there are any pending or issued Licensed Patent Rights. Each Party shall have the right, at its sole cost and expense, to register, record, and otherwise document any assignments of Licensed Patent Rights provided for by this Agreement.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
12.13. Public Announcement. Neither Cardica or any of its Affiliates or Representatives shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby, including the Equity Agreement and the Registration Rights Agreement, without the prior written consent of Intuitive, which will not be unreasonably withheld or delayed, provided that in the event that Intuitive shall have previously approved the form of a press release or other public disclosure, Cardica shall be free to continue to disclose substantially the same information in additional public disclosures without having to obtain Intuitive’s consent thereto. Additionally, Intuitive acknowledges that as a public company, Cardica is required by law to file or disclose certain information with certain agencies or authorities. In connection herewith, Intuitive acknowledges that Cardica will be required to file each of this Agreement, the Equity Agreement and the Registration Rights Agreement with the U.S. Securities and Exchange Commission (“SEC”) as a “material agreement” of Cardica, but Cardica shall do so with respect to this Agreement under a request for confidential treatment which shall be submitted to Intuitive for its approval (not to be unreasonably withheld or delayed) prior to submission. Once information is so disclosed or filed and is thereby made publicly available, Cardica shall be free to disclose substantially the same information in subsequent public filings or in public disclosures without having to first obtain Intuitive’s prior written approval.
In Witness Whereof, the Parties have executed, or caused their duly authorized representatives to execute, this License and Development Agreement under seal as of the date first written above.

Cardica Inc.
By:	/s/ Bernard A. Hausen
	Name:	Bernard A. Hausen
	Title:	President and CEO

Intuitive Surgical Operations, Inc.
By:	/s/ Gary Guthart
	Name:	Gary Guthart
	Title:	CEO

Exhibit 1.1(o) Cardica Patents and Patent Applications

Docket				Filing	Issue
No.	Title	Country	Serial No.	Date	Date	Patent No.
002	Sutureless Closure for Connecting a Bypass Graft to a Target Vessel	US	09/330,244	6/10/99	1/30/01	6,179,849
003	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	09/314,278	5/18/99	8/6/02	6,428,550
004	Implantable Medical Device Such as an Anastomosis Device	US	09/437,428	11/15/99	7/16/02	6,419,681
005	Trocar for Use in Deploying an Anastomosis Device and Method of Performing Anastomosis	US	09/440,263	11/15/99	4/16/02	6,371,964
007	Method and System for Attaching a Graft to a Blood Vessel	US	09/132,711	8/12/98	10/8/02	6,461,320
008	Method and System for Attaching a Graft to a Blood Vessel	US	09/133,185	8/12/98	3/27/01	6,206,913
009	Anastomosis System and Method for Controlling a Tissue Site	US	09/363,255	7/28/99	5/21/02	6,391,038
012	Everter and Threadthrough System for Attaching Graft Vessel to Anastomosis Device	US	09/440,116	11/15/99	6/11/02	6,402,764
013	Tissue Punch	US	09/542,976	4/4/00	1/6/04	6,673,088
016	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	09/664,588	9/18/00	9/7/04	6,786,914
017	System for Deploying an Anastomosis Device and Method of Performing Anastomosis	US	09/709,373	11/13/00	10/29/02	6,471,713
018	Implantable Superelastic Anastomosis Device	US	09/687,216	10/12/00	8/17/04	6,776,785
022	Access Port System for Anastomosis	US	09/967,684	9/28/01	7/5/05	6,913,609
023	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	09/664,589	9/18/00	11/25/03	6,652,541
030	Tissue Bonding System and Method for Controlling a Tissue Site During Anastomosis	US	09/725,232	11/29/00	6/4/02	6,398,797
031	Graft Vessel Preparation Device and Method for Using the Same	US	09/712,044	11/13/00	4/29/03	6,554,764
038	Sutureless Closure for Connecting a Bypass Graft to a Target Vessel	US	09/705,819	11/6/00	3/25/03	6,537,287
040	TM 2,813,408 CARDICA	US	76/162,848	11/9/00	2/10/04	2,813,408
043	Method and System for Attaching a Graft to a Blood Vessel	US	09/778,003	2/7/01	12/24/02	6,497,710
046	Method and System for Attaching a Graft to a Blood Vessel	EPO	99941967.4	8/11/99	12/6/06	1,105,069
052	Anastomosis System and Method for Controlling a Tissue Site	US	09/842,792	4/27/01	11/12/02	6,478,804
053	Method and System for Attaching a Graft to a Blood Vessel	US	09/886,074	6/18/01	2/28/06	7,004,949
056	System for Performing Anastomosis	US	10/001,962	12/5/01	4/13/04	6,719,769
[*]
058	Method and System for Attaching a Graft to a Blood Vessel	US	09/924,556	8/9/01	5/9/06	7,041,110
059	Method and System for Performing Closed-Chest Bypass Graft Surgery (Endo)	US	09/993,438	11/13/01	3/22/05	6,869,437
061	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	09/946,791	9/4/01	2/13/07	7,175,637
062	Sutureless Anastomosis System	DE	10084620.3	11/19/01	4/10/08	100 84 620
063	Trocar for Use in Deploying an Anastomosis Device	DE	10084618.1	11/19/01	8/27/09	100 84 618
064	Implantable Medical Device Such as an Anastomosis Device	US	10/003,406	12/6/01	3/25/03	6,537,288
065	Trocar for Use in Deploying an Anastomosis Device and Method of Performing Anastomosis	US	09/989,055	11/21/01	5/17/05	6,893,449
100	Surgical Measurement Tool	US	10/041,542	1/7/02	12/23/03	6,666,832
101	Integrated Anastomosis Device	US	10/057795	1/23/02	4/18/06	7,029,482

1

Exhibit 1.1(o) Cardica Patents and Patent Applications

Docket				Filing	Issue
No.	Title	Country	Serial No.	Date	Date	Patent No.
102	Package for Surgical Tool or Tools	US	10/055179	1/23/02	11/23/04	6,821,286
103	TM: PASSPORT	US	78/094302	11/20/01	6/22/04	2,856,707
105	Surgical Tool for Creating an Incision in a Blood Vessel	US	10/134081	4/24/02	5/12/09	7,530,987
106	TM: Cardica Logo	US	78/099022	12/18/01	7/26/05	2,978,174
[*]
108	System for Performing Anastomosis (Anvil and Knife)	US	10/151,441	5/20/02	10/23/07	7,285,131
109	Tool for Performing End-to-End Anastomosis (End-to-End)	US	10/083235	2/26/02	6/14/05	6,905,504
110	Expander Tips CIP	US	10/172781	6/14/02	11/8/05	6,962,595
111	Everter and Threadthrough System for Attaching Graft Vessel to Anastomosis Device	US	10/135,669	4/30/02	10/18/05	6,955,679
112	Tissue Bonding System and Method for Controlling a Tissue Site During Anastomosis	US	10/136,007	4/30/02	3/21/06	7,014,644
114	Tool for Performing End-to-End Anastomosis (End-to-End)	US	10/159,838	5/31/02	9/13/05	6,942,675
115	TM App: C-Port	US	78/140,994	7/3/02	7/26/05	2,978,174
116	TM App: C-Port Logo	US	78/201,791	1/9/03	7/12/05	2,968,231
117	Method and System for Attaching a Graft to a Blood Vessel	US	10/197,352	7/16/02	10/19/04	6,805,708
118	Anastomosis Staple	US	10/309,519	12/4/02	9/11/07	7,267,682
120	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	10/223,011	8/16/02	10/31/06	7,128,749
122	System for Preparing a Graft Vessel for Anastomosis	US	10/426,838	4/30/03	9/23/08	7,427,261
[*]
124	Anastomosis Method for Controlling a Tissue Site	US	10/253,347	9/24/02	6/20/06	7,063,712
125	Anastomosis System for Controlling a Tissue Site	US	10/253,376	9/24/02	2/7/06	6,994,714
[*]
127	Implantable Medical Device Such as an Anastomosis Device	US	10/273,910	10/18/02	5/23/06	7,048,751
129	PAS-port Logo (revised)	US	78/201,801	1/9/03	7/18/06	3,117,830
131	Graft Vessel Preparation and Method for Using the Same (Flapper)	US	10/367,175	2/14/03	9/7/04	6,786,862
134	Minimally Invasive Anastomosis System (Endo)	US	10/439,382	5/16/03	9/18/07	7,270,670
137	Implantable Superelastic Anastomosis Device	US	10/461,269	6/13/03	12/4/07	7,303,569
138	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	10/606,813	6/26/03	2/6/07	7,172,608
142	System for Performing Anastomosis	US	10/720,618	11/24/03	11/27/07	7,300,444
143	Tool for Creating an Opening in Tissue	US	10/659,057	9/9/03	2/26/08	7,335,216
144	Sutureless Closure and Deployment System for Connecting Blood Vessels	US	10/665,170	9/18/03	11/3/09	7,611,523
145	Surgical Measurement Tool	US	10/678,848	10/3/03	3/21/06	7,014,618
146	Tissue Punch	US	10/698,575	10/31/03	12/18/07	7,309,343
147	DIV 013	US	10/698,569	10/31/03	12/5/06	7,144,405
148	CON 117	US	10/714,365	11/14/03	3/28/06	7,018,388
149	CIP 142	US	10/750,712	12/31/03	5/13/08	7,371,243
[*]
151	Integrated Anastomosis Tool with Graft Vessel Attachment Device and Cutting Device	US	10/789558	2/27/04	4/15/08	7,357,807

2

Exhibit 1.1(o) Cardica Patents and Patent Applications

Docket				Filing	Issue
No.	Title	Country	Serial No.	Date	Date	Patent No.
153	C-Port xA	US	78/398,499	4/8/04	2/6/07	3,206,640
155	CON 042	US	10/842,998	5/11/04	5/9/06	7,041,112
[*]
158	Method and System for Attaching a Graft Vessel to a Blood Vessel	US	10/884,591	7/2/04	9/19/06	7,108,702
[*]
160	Anastomosis Method for Controlling a Tissue Site	US	10/897,783	7/23/04	5/15/07	7,217,285
[*]
163	Anastomosis Device Having a Deployable Section	US	10/934,862	9/3/04	11/25/08	7,455,677
165	CON 123	US	10/988,335	11/12/04	12/4/07	7,303,570
167	xA	US	11/054,265	2/9/05	3/23/10	7,682,368
168	(CON 123)	US	10/988,325	11/12/04	4/20/10	7,699,859
170	Functional Package for an Anastomosis Procedure	US	10/972,125	10/22/04	4/21/09	7,520,885
173	Intravascular Stapling Tool	US	11/022,551	12/23/04	12/9/08	7,462,185
174	Vascular Closure System	US	11/093,003	3/28/05	3/18/08	7,344,544
175	DIV 059	US	11/083,721	3/18/05	2/16/10	7,662,162
176	Trocar for Use in Deploying an Anastomosis Device and Method of Performing Anastomosis	US	11/066,522	2/25/05	12/23/08	7,468,066
178	Intravascular Stapling Tool	US	11/158,413	6/22/05	3/16/10	7,678,121
180	Tracheotomy Procedure with Integrated Tool	US	11/367,904	3/3/06	5/20/08	7,373,939
[*]
184	Method for End-to-End Anastmosis	US	11/133,621	5/20/05	3/25/08	7,347,864
185	Tissue Closure System	US	11/158,414	6/22/05	1/22/08	7,320,692
188	CIP 174	US	11/282,177	11/18/05	12/2/08	7,458,978
[*]
196	Anastomosis Tool with Improved Graft Vessel Loading	US	11/451,222	6/12/06	11/6/07	7,291,157
[*]
198	Apparatus and Method for Closing an Atrial Appendage	US	11/432,932	5/12/06	8/4/09	7,569,064
[*]
206	Surgical Stapler (Multifeed)	US	11/672,858	3/8/07	1/6/09	7,473,258
[*]
211	Surgical Stapler (Multifeed)	US	11/686,320	3/14/07	5/19/09	7,533,790
[*]
214	System for Closing an Aneurysm From Inside	US	11/780,648	7/20/07	6/29/10	7,744,610
215	Flex-A TM	US	77/174,651	5/7/07	1/15/08	3,368,638
[*]
224	ANASTOMOSES MADE FAST & SIMPLE ™	US	77/222,435	7/5/07	1/15/08	3,369,115
[*]
231	Heart Defect Closure Apparatus	US	11/953,791	12/10/07	3/2/10	7,670,348
[*]
233	Method for Closing an Opening in Tissue With a Splayable Staple	US	12/013,334	1/11/08	6/1/10	7,727,245
[*]
236	Fallopian Tube Occlusion System	US	12/140,967	6/17/08	6/8/10	7,730,889
[*]
248	Surgical Stapler with Splaying Mechanism	US	12/323,309	11/25/08	7/13/10	7,753,250
[*]

3